UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/31/2006

SCANSOURCE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26926

SC	57-0965380
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6 Logue Court, Greenville, SC 29615
(Address of principal executive offices, including zip code)

864-288-2432
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On March 31, 2006, ScanSource, Inc. (the "Company") entered into an Amendment to Employment Agreement (the "Amendment") with Steven H. Owings, Chairman of the Board of Directors. The Amendment amends the Employment Agreement between the Company and Mr. Owings originally dated October 18, 2002 and amended and restated as of March 11, 2005 (the "Employment Agreement").

Pursuant to the Amendment, certain changes were made to the Employment Agreement, effective as of March 31, 2006, to eliminate the provision of post-termination medical benefits to Mr. Owings and his dependents.

Prior to the Amendment, the Employment Agreement provided that if Mr. Owings' employment with the Company was terminated during the employment period for any reason other than by the Company for Cause or by Mr. Owings without Good Reason (as such terms are defined in the Employment Agreement), Mr. Owings and his dependents would be entitled to receive medical, dental and prescription drug benefits until Mr. Owings reached the age of 65, and MediGap coverage, to the extent available, until Mr. Owings reached the age of 80, which would have consisted of ongoing coverage under policies that cover medical expenses for Mr. Owings and his dependents in excess of that covered by Medicare, subject to certain limitations. In the event Mr. Owings' employment with the Company terminated due to his death, such benefits would have continued with respect to Mr. Owings's spouse and children for certain specified periods.

As a result of the Amendment, all terms in the Employment Agreement related to the provision of post-termination medical benefits described above have been deleted.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCANSOURCE INC

Date: April 05, 2006	By:	/s/ Richard P. Cleys
Richard P. Cleys
Vice President and Chief Financial Officer